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                                                                    EXHIBIT 99.1

                        AMENDMENT DATED OCTOBER 25, 1999
                                       TO
              AMENDED AND RESTATED JORE CORPORATION 1997 STOCK PLAN

         The Amended and Restated Jore Corporation 1997 Stock Plan (the "Plan") is hereby amended as follows:

         "The number of shares authorized for the Amended and Restated 1997 Stock Plan for the Company was increased by 1,100,000 shares in order to bring the total shares authorized to 15% on a fully diluted basis."

         The date of the adoption of such amendment by the Board of Directors of the Company is October 25, 1999.

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